EXHIBIT 10.6

SUPPLY AGREEMENT

Dated: December 4, 2006

SUPPLY AGREEMENT

This Supply Agreement is made this 4th day of December 2006, by and among Lucid, Inc., a New York corporation (herein called “SUPPLIER”), with offices at 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623 USA and Mavig Austria GmbH, an Austrian limited liability company (herein called “COMPANY”), with offices at LSC - Life Science Center, Mitterweg 24, 6020 Innsbruck. This agreement shall be read in conjunction with the Joint Venture Agreement (the “JV Agreement”) dated October 21, 2006 between Lucid Inc. and Christian Stoian.  The parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, each of the following terms has the meaning set forth thereafter, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined:

“Agreement” means this agreement, together with all schedules hereto now or hereafter signed by COMPANY and SUPPLIER (all of which are herein incorporated by reference), as the same may be modified, amended or supplemented from time to time.

“J.V. Agreement” shall mean the Joint Venture Agreement between the SUPPLIER and Christian Stoian, residing at Enzenspergerstrasse 1, 81669 Munich, Germany, dated 21 October 2006 and signed by the parties on that date.

“Products” shall mean, collectively and individually, all dermatologic imaging systems and software including telmedic software used in the dermatologic and other medical fields and known under the trade name VivaScope and/or incorporating the Lucid Technology and/or produced by and/or on behalf of the SUPPLIER.

The terms “sale” and “resale” and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases, and any other arrangement whereby Products are placed at the disposal of the ultimate user or reseller.

“Targeted Customers” means customers within the following market segments: hospital and medical research centers, including but not limited to dermatology,

pathology, plastic surgery and mohs surgery departments, clinical research centers, medical offices, cosmetic and cosmeceutical companies.

“Telemedical Services” means the capturing, transmitting, storing, archiving, displaying and printing of VivaScope images for review by medical professionals, using certain software associated with the Products.

“Territory” means the countries referred to in Schedule I hereto.

ARTICLE II

APPOINTMENT AS PRODUCT REPRESENTATIVE

SECTION 2.01

The COMPANY is appointed SUPPLIER’s authorized product representative in the Territory for the Products. The appointment shall be exclusive within the Territory.

SECTION 2.02

COMPANY will provide SUPPLIER an annual forecast of its anticipated requirements for Products. The annual forecast shall be updated by the COMPANY each calendar quarter The SUPPLIER shall use the rolling annual forecast to plan its capability to deliver Products to COMPANY.  In each calendar quarter the COMPANY shall provide purchase orders for Products to the SUPPLIER in accordance with the forecast for that quarter.  The inability of the SUPPLIER to deliver Products against actual purchase orders from the COMPANY that are within the limit of the current forecast shall constitute a default under this Supply Agreement.  In the event the SUPPLIER defaults due to its inability to supply product within any calendar quarter the SUPPLIER shall be entitled to cure the default by manufacturing and/or having manufactured the Products in its own discretion.

If the SUPPLIER is unable to cure the delivery default for the Products to be supplied in the Territory, COMPANY is entitled to manufacture and/or to have manufactured the Products by itself.

SUPPLIER shall deliver the Products to the COMPANY in accordance with the price list attached as Schedule 2. In case the pricing system will change during the term of this contract and due to marketing reasons, the parties will unanimously adjust the pricing and invoicing to the new pricing system.

SECTION 2.03

SUPPLIER agrees not to appoint prior to the termination of this Agreement another representative and/or agent and or distributor in the Territory for the marketing, and the sale of Products. All orders or inquiries received by SUPPLIER respecting the Products in the Territory will be referred by SUPPLIER to COMPANY. COMPANY agrees not to solicit any sales of Products outside the Territory.  COMPANY will not solicit orders for any Product from any prospective purchaser outside the Territory. If COMPANY receives an order for any Product from a prospective purchaser outside the Territory, COMPANY shall refer that order to SUPPLIER. COMPANY shall not sell any Product to a purchaser in the Territory if COMPANY knows or has reason to believe that such purchaser intends to remove the Product from the Territory without the agreement of the SUPPLIER.

All orders or inquiries received by the COMPANY respecting the Products outside Territory will be referred by the COMPANY to SUPPLIER. SUPPLIER agrees not to solicit any sales of Products in the Territory. SUPPLIER will not solicit orders for any Product from any prospective purchaser from the Territory. If COMPANY receives an order for any Product from a prospective purchaser outside the Territory, COMPANY shall refer that order to SUPPLIER. SUPPLIER shall not sell any Product to a purchaser outside the Territory if SUPPLIER knows or has reason to believe that such purchaser intends to deliver the Product within the Territory without the agreement of the COMPANY.

SECTION 2.04

In case the COMPANY formally, in writing, refers to the SUPPLIER leads outside the territory or where the SUPPLIER formally, in writing, refers to the COMPANY leads in the territory that result in the receipt of orders for products, a fee of 5 % of the order value of product shall be paid by each party to the other. Payments shall be made on a quarterly basis.

In case either COMPANY or SUPPLIER perform sales of VivaScope products, exclusive of telemedical services, to third parties in its Territory and the third party delivers products to customers and/or resellers within the other party’s Territory, a fee of 15 % of the order value of the VivaScope products delivered in the party’s territory, exclusive of telemedical services, shall be paid by each party to the other. Payments shall be made on a quarterly basis.

SECTION 2.05

COMPANY shall also have the right, subject to compliance with any and all laws that may apply to such activities in the Territory and in accordance with the terms of the J.V. Agreement, to market, solicit and provide Telemedical Services using the Products, which services will consist of capturing, transmitting, storing, archiving, displaying and printing VivaScope images so they can be read by medical professionals. The provision of such Telemedical Services in the Territory shall be subject to prior consultation with and the prior approval of the SUPPLIER which may not be unreasonably withheld... In the event that such services are approved by the various regulatory authorities in the Territory, then the parties shall also agree upon an appropriate service fee arrangement, which arrangement is intended to include a fee for each reading procedure performed, and the distribution of that fee between the SUPPLIER and the COMPANY.

SECTION 2.06

Unless otherwise agreed, COMPANY covenants and warrants that it will not act or represent itself directly or by implication as agent for SUPPLIER and will not attempt to create any obligation, or make any representation, on behalf of or in the name of SUPPLIER.

SECTION 2.07

COMPANY will appoint distributors and/or agents for the Products in the Territory in such numbers and at such locations as it may deem appropriate in its discretion and in accordance with the terms of the J.V. Agreement. COMPANY shall be entirely responsible for the performance of its distributors and/or agents and nothing in this Section shall be deemed to create the relationship of principal and agent or distributor, or any similar relationship, between SUPPLIER and such sub-distributor and/or agent.

SECTION 2.08

COMPANY will provide to SUPPLIER a standard Distributorship Agreement which will be the basis of such agreements to be entered into with distributors in the Territory.

ARTICLE III

SALES AND SERVICE

SECTION 3.01

COMPANY shall use its best efforts to promote the sale and sell Products within the Territory, which best efforts shall include but not be limited to prompt performance of all of its obligations under this Agreement. COMPANY will appoint distributors who will maintain a sales volume of Products in the Territory in accordance with reasonable standards of performance and who will provide customer service to the Targeted Customers.

SECTION 3.02

COMPANY agrees that it will not sell any equipment or service which in any way can be considered competitive with the equipment or services offered by SUPPLIER to the COMPANY, except for other products manufactured by or on behalf of SUPPLIER.

ARTICLE IV

WARRANTIES, U. S. EXPORT REGULATIONSAND INCIDENT

TRACEABILITY REPORTING

SECTION 4.01

SUPPLIER warrants, for a period of two (2) years from date of shipment to the COMPANY, that the Products it manufactures will be free from defects in material and workmanship and, when properly used, will perform in accordance with applicable published specifications for the Territory which may change from time to time. If a Product is found not to meet this standard, it will be repaired or, at the option of SUPPLIER replaced. For Products which SUPPLIER resells, but does not manufacture, warranty for such Products shall be in accordance with warranty statements supplied by the manufacturers of those Products. During the warranty period, COMPANY is responsible for returning defective Products to SUPPLIER. No Products may be returned without first obtaining a Return Authorization from SUPPLIER. Such authorization may not unreasonably be withheld.

All shipping cost for warranty returns are on account of the SUPPLIER.

The Product warranty provided in this Section 4.01 is exclusive and there are no other warranties, expressed or implied, which extend beyond the description in this Agreement.

The Distributors shall provide the consumers with warranties generally provided for those Products which are sold in the Territory and/or are competitive with or similar to the Products. SUPPLIER is not responsible for warranty provisions provided by distributors that exceed or differ from those cited above. The Distributor shall be responsible for the warranties and all after-sales services of the Products to be provided to the customers.

SECTION 4.02

U.S. Export Regulations may prohibit sales of the SUPPLIER’s Products to certain designated countries, which designations may change from time to time. COMPANY shall comply with these restrictions and shall require that its distributors and the end users comply with these U.S. Export Regulations as well. U.S. Export Regulations requires SUPPLIER to know the name and the address of the end user that the COMPANY and/or its distributors sell the Product. The COMPANY shall provide this information to the SUPPLIER at time of shipment.

SECTION 4.03

COMPANY is familiar with SUPPLIER’s Products and will become familiar with the requirements of the safety codes and laws of the countries in which its Distributors sell and deliver Products. Whenever COMPANY learns of any changes in any such code or law which would require changes in the Products, COMPANY will advise and consult with SUPPLIER about such changes.

SECTION 4.04

COMPANY will immediately report first via telephone communication to SUPPLIER any incidents that involve the use of Products sold in the Territory to Customers that affect patient safety or well-being (an “Incident”). Such oral Incident reporting will be followed immediately by a written Incident report that documents the detailed conditions that resulted in the Incident and COMPANY shall thereafter cooperate with SUPPLIER in the investigation of any and all conditions that led to, or resulted from the Incident. COMPANY will, in connection with all sales of Products, report in writing within 30 days to SUPPLIER , documenting the Targeted Customers to which Products have been sold, including the address, telephone number and name of a person who is the primary emergency contact. SUPPLIER will use this information in the event of a Product recall for safety or other reasons. If an Incident occurs, and upon SUPPLIER’s request, COMPANY will immediately provide SUPPLIER with the names, addresses, telephone numbers and emergency contact personnel of any Targeted Customer sites not previously reported to SUPPLIER.

ARTICLE V

TERMINATION

SECTION 5.01

Unless sooner terminated as hereinafter provided, this Agreement shall be in effect for a period ending on December 31, 2011 and shall be automatically renewed from year to year thereafter subject at all times to the same rights of termination as hereinafter provided. Termination of this Agreement as hereinafter provided shall automatically terminate all schedules hereto.

SECTION 5.02

This Agreement shall terminate automatically, and without the giving of notice in the event the COMPANY or SUPPLIER shall become insolvent, or shall ask its creditors for a moratorium, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within thirty (30) days.

SECTION 5.03

Notwithstanding any other provision of this Article V, either party may terminate this Agreement for failure by the other party to perform or adhere to any of its obligations under this Agreement by notifying the other party of such default and allowing the other party sixty (60) within which to cure such default. If such default is not cured within sixty (60) days, the party who gave such notice of default may terminate this Agreement at any time thereafter upon notice to the other party. If the default is cured within such time period but thereafter repeated, the party who gave such notice of default may cancel this Agreement forthwith by notice.

ARTICLE VI

TRANSACTIONS AFTER TERMINATION

SECTION 6.01

Any termination of this Agreement shall not release each party from paying to the other party any amount which may then be owed. In the event of any termination of this Agreement, all obligations owed by each party to the other party and/or to its affiliates shall become immediately due and payable on the effective date of termination whether otherwise then due or not.

SECTION 6.02

Upon termination of this Agreement. COMPANY shall return to SUPPLIER , at COMPANY’s expense, promptly and without charge (except as hereinafter provided) all Products and parts books, price lists, maintenance manuals, parts and service policy manuals, service bulletins, parts cross reference manuals, sales aids, and other publications of SUPPLIER relating to Products or parts which COMPANY has on hand. Upon termination of this Agreement, COMPANY shall terminate any registration it has made in any country as a COMPANY of SUPPLIER. Upon termination of this Agreement, COMPANY shall return to SUPPLIER, each sign having any SUPPLIER name or trademark (whether or not any such material or signs have been paid for in full by COMPANY) and COMPANY will discontinue all advertising of such Products and parts and remove from COMPANY’s place of business, at COMPANY’s expense, all reference to SUPPLIER’s names and trademarks.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01

This Agreement supersedes all prior or contemporaneous agreements, representations, warranties and understandings with regard to the subject of this Agreement and contains the entire agreement between the parties hereto. No amendment, modification, termination. or waiver of any provision of this Agreement nor consent to any departure there from, shall in any event be effective unless the same shall be in writing and signed by duly authorized representatives of each party hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party shall have the right to assign or otherwise transfer its rights hereunder or any interest therein without the prior written consent of the other party.

SECTION 7.03

Neither SUPPLIER nor COMPANY shall by reason of the termination or non-renewal of this Agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the business or good will of SUPPLIER, COMPANY, or otherwise.

SECTION 7.04

All notices, requests, demands, directions and other communications provided for hereunder shall be in writing in the English language and shall be sufficient (and shall be deemed to have been duly given or made upon receipt) if delivered in person, by courier service, by cable, by telecopy, by telegram, or by registered or certified mail (postage prepaid return receipt requested) to the attention of the party intended as the recipient thereof at the address of such party set forth on the first page hereof, or at such other address or to the attention of such other person as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Article.

SECTION 7.05

This Agreement shall be governed by and construed in accordance with the laws of Austria. All disputes and differences which may arise out of or in connection with this Agreement will be settled as far as possible by means of negotiations between the parties hereto. All such disputes and differences which are not settled by common accord are to be resolved only by submission to arbitration held in the city in which the principal offices of the responding party (or defendant) are located. Arbitration to be held outside the United States will be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, unless by written agreement the parties adopt the Rules of the American Arbitration Association. Arbitration to be held in the United States shall be conducted in accordance with the Rules of the American Arbitration Association, unless by written agreement the parties adopt the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Arbitration shall be conducted in the English language and judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

SECTION 7.06

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LUCID, INC.

By:	/s/ Jay M. Eastman
Jay M. Eastman
Chairman and CEO

MAVIG AUSTRIA Ges.m.b.H.

By:	/s/ Christian Stoian
Christian Stoian
Managing Director

SCHEDULE I

Albania, Algeria, Andorra, Austria, Bahrain, Belgium Bosnia-Herzegovina, Bulgaria, Byelorussia, Croatia, Cyprus, Czech Republic Denmark, Egypt, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Israel (including Palestinian Autonomic Areas), Italy including San Marino, Jordan, Kazakhstan, Qatar, Kuwait, Latvia, Lebanon, Libya, Liechtenstein, Lithuania, Luxemburg Macedonia, Malta, Moldavia, Monaco, Morocco, Netherlands, Norway, Oman, Poland, Portugal, Romania, Russia, Saudi Arabia, Serbia (including Montenegro), Slovakia, Slovenia, Spain, Sweden, Switzerland, Syria, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom (including Gibraltar the Channel Islands and The Isle of Man), Vatican, Yemen,

Schedule II

MAVIG DISTRIBUTION PRICE LIST

VALID FROM 02 DECEMBER 2005

Product	Int’l. List Price	Mavig Product Price	Mavig Kit Price

VivaScope 1500	75,000	52,500	45,205
VivaScope 1500 Plus	75,000	52,500	45,205
VivaScope 2500	59,500	41,650	39,766
VivaScope 3000 *	49,500	34,650	32,766
VivaScope 3000 Combo Head *	34,500	24,150	n/a
VivaCam	6,500	4,550	n/a
Video Capture (Movies)	4,500	3,150	n/a

* The VivaScope 3000 is not yet released for purchase.

PRICING

Prices are quoted in U.S. dollars.

All prices are subject to change with four month prior written notice to Distributor.

All prices are quoted ex. works Rochester NY USA

Both parties agree to establish Telemedicine Solution Pricing at a later date when development work is further defined.

Christian Stoian

Dipl. Kfm., Director

Mavig GmbH

Stahlgruberring 5

Munich 81829, Germany

Dear Christian,

It has recently come to our attention that the country of Syria is considered a “State Sponsor of Terrorism.”  We note that Syria is included in the list of territories on Schedule I of our Supply Agreement of December 4, 2006.  Accordingly, we request that Syria be removed from Schedule I of the Supply Agreement, and also that you confirm that no sales of our products have been made in Syria.  We also ask that the Schedule I list automatically be amended to remove any country which is determined by the United States to be a “State Sponsor of Terrorism,” or which is otherwise subject to United State export control laws.

Your signature below will serve as confirmation that you have not sold our products in Syria, and will also signify your agreement with the above changes to Schedule I of the Supply Agreement  Please sign and date where indicated below, and return this letter to my attention at:

Lucid, Inc.
2520 Brighton Henrietta Town Line Road
Rochester, New York 14623
United States of America

Thank you for your assistance in this matter.

Best personal regards,

/s/ Jay M. Eastman
Jay M. Eastman, CEO

Acknowledged and agreed
this 25th day of May, 2011.

MAVIG AUSTRIA Ges.m.b.H.

By:	/s/ Christian Stoian
Christian Stoian
Managing Director